August 21, 1997



IDS Special Tax-Exempt Series Trust
IDS Tower 10
Minneapolis, Minnesota  55440-0010

Gentlemen:

I have examined the Agreement and Declaration of Trust and the By-Laws of the Trust and all necessary certificates, permits, minute books, documents and records of the Trust, and the applicable statutes of the State of Massachusetts, and it is my opinion:

(a) That the Trust is a business trust duly organized and existing under the laws of the State of Massachusetts with unlimited shares of beneficial interest, all of $.01 par value, that such shares may be issued as full or fractional shares and that on June 30, 1997, 228,801,852 shares were issued and outstanding;

(b) That all such authorized shares are, under the laws of the State of Massachusetts, redeemable as provided in the Agreement and Declaration of Trust and upon redemption shall have the status of authorized shares and unissued shares;

(c) That the Trust registered on August 13, 1987 an indefinite number of shares pursuant to Rule 24f-2 and is herewith filing a Rule 24f-2 Notice covering the shares sold during its Fiscal Period ended June 30, 1997; and

(d) That shares which were sold at not less than their par value and in accordance with applicable federal and state securities laws were legally issued, fully paid and nonassessable.

I hereby consent that the foregoing opinion may be used in connection with the Rule 24f-2 Notice.

Very truly yours,



Leslie L. Ogg
Attorney at Law
901 S. Marquette Ave., Suite 2810
Minneapolis, Minnesota  55402-3268